JPMorgan Chase Financial Company LLC	March 2018
Pricing Supplement
Registration Statement Nos. 333-209682 and 333-209682-01
Dated March 23, 2018
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Income Auto-Callable Securities due September 28, 2020
Based on the Performance of the VanEck Vectors® Oil Services ETF
Principal at Risk Securities
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal.  Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.25% of the stated principal amount with respect to each determination date on which the closing price of one ETF Share is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level.  However, if on any determination date, the closing price of one ETF Share is less than the downside threshold level, you will not receive any contingent quarterly payment for the related quarterly period. In addition, if the closing price of one ETF Share is greater than or equal to the initial share price on any determination date (other than the final determination date), the securities will be automatically redeemed  for an amount per security equal to the stated principal amount plus the contingent quarterly payment with respect to that determination date.  If the securities have not been automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold level the payment at maturity due on the securities will be the stated principal amount and the contingent quarterly payment with respect to the final determination date.  If, however, the securities have not been automatically redeemed prior to maturity and the final share price is less than the downside threshold level, investors will be exposed to the decline in the ETF Shares, as compared to the Initial Share Price, on a 1-to-1 basis and will receive a cash payment at maturity that is less than 75% of the stated principal amount of the securities and could be zero.  The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero.  Accordingly, investors could lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the ETF Shares.  The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.
FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
ETF Shares:	Shares of the VanEck Vectors® Oil Services ETF (the “ETF”)
Aggregate principal amount:	$973,500
Early redemption:
If, on any determination date (other than the final determination date), the closing price of one ETF Share is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date.  No further payments will be made on the securities once they have been redeemed.
The securities will not be redeemed early on any contingent payment date if the closing price of one ETF Share is below the initial share price on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:
•   If, on any determination date, the closing price of one ETF Share is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.225 (2.25% of the stated principal amount) per security on the related contingent payment date.
•   If, on any determination date, the closing price of one ETF share is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.  It is possible that the closing price of one ETF Share will be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

Determination dates:
June 25, 2018, September 24, 2018, December 24, 2018, March 25, 2019, June 24, 2019, September 23, 2019, December 23, 2019, March 23, 2020, June 23, 2020 and September 23, 2020, subject to postponement for non-trading days and certain market disruption events.

Contingent payment dates:
June 28, 2018, September 27, 2018, December 28, 2018, March 28, 2019, June 27, 2019, September 26, 2019, December 27, 2019, March 26, 2020, June 26, 2020 and the maturity date, subject to postponement in the event of certain market disruption events and as described under “General Terms of the Notes — Postponement of Payment Date” in the accompanying product supplement

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price is less than the downside threshold level:	(i) the stated principal amount times (ii) the share performance factor. This cash payment will be less than 75% of the stated principal amount of the securities and could be zero.
Downside threshold level:	$18.105, which is equal to 75% of the initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, which was $24.14
Final share price:	The closing price of one ETF Share on the final determination date
Share adjustment factor:
The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date.  The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.

Share performance factor:	final share price / initial share price
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	March 23, 2018
Original issue date (settlement date):	March 28, 2018
Maturity date:
September 28, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

CUSIP/ISIN:	48129L496 / US48129L4968
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
		$0.05(3)
Total	$973,500.00	$24,337.50	$949,162.50
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)
JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $0.20 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security
The estimated value of the securities on the pricing date was $9.528 per $10 stated principal amount security.  See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 7 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.
Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Investment Summary
The Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF, which we refer to as the securities, do not provide for the regular payment of Interest.

JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
Instead, the securities provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $0.225 (2.25% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price of one ETF Share is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level.  The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date immediately following the related determination date.  However, if the closing price of one ETF Share is less than the downside threshold level on any determination date, investors will receive no contingent quarterly payment for the related quarterly period.  It is possible that the closing price of one ETF Share could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments during the term of the securities.  We refer to these payments as contingent, because there is no guarantee that you will receive a payment on any contingent payment date.  Even if the closing price of one ETF Share was at or above the downside threshold level on some quarterly determination dates, the closing price of one ETF Share may fluctuate below the downside threshold level on others.
If the closing price of one ETF Share is greater than or equal to the initial share price on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date.  If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date.  However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of one ETF Share, as compared to the initial share price, on a 1-to-1 basis.  Under these circumstances, the payment at maturity will be (i) the stated principal amount times (ii) the share performance factor, which will be less than 75% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities.  In addition, investors will not participate in any appreciation of the ETF Shares.
Supplemental Terms of the Securities
For purposes of the accompanying product supplement, the VanEck Vectors® Oil Services ETF is a “Fund.”

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
Key Investment Rationale
The securities do not provide for the regular payment of interest. Instead, the securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.25% of the stated principal amount with respect to each determination date on which the closing price of one ETF Share is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level.  The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final share price, as follows:
Scenario 1
On any determination date (other than the final determination date), the closing price of one ETF Share is greater than or equal to the initial share price.
▪      The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
▪      Investors will not participate in any appreciation of the ETF Shares from the initial share price.

Scenario 2
The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold level.
▪      The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.
▪      Investors will not participate in any appreciation of the ETF Shares from the initial share price.

Scenario 3
The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold level.
▪      The payment due at maturity will be (i) the stated principal amount times (ii) the share performance factor.
▪      Investors will lose some, and may lose all, of their principal in this scenario.

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price of one ETF Share and (2) the final share price.
Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2:  Payment at Maturity if No Automatic Early Redemption Occurs
For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 5.

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
Hypothetical Examples
The below examples are based on the following terms:
Stated principal amount:	$10 per security
Hypothetical initial share price:	$100.00
Hypothetical downside threshold level:	$75.00, which is 75.00% of the hypothetical initial share price
Hypothetical share adjustment factor:	1.0
Contingent quarterly payment:	$0.225 (2.25% of the stated principal amount) per security
The hypothetical initial share price of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial share price.  The actual initial share price is the closing price of one ETF Share on the pricing date and is specified on the cover of this pricing supplement.  For historical data regarding the actual closing prices of the ETF Shares, please see the historical information set forth under “VanEck Vectors® Oil Services ETF Overview” in this pricing supplement.
In Examples 1 and 2, the closing price of one ETF Share fluctuates over the term of the securities and the closing price of one ETF Share is greater than or equal to the initial share price on one of the determination dates (other than the final determination date).  Because the closing price of one ETF Share is greater than or equal to the initial share price on one of the determination dates (other than the final determination date), the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the closing price of one ETF Share on the determination dates (other than the final determination dates) is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.
	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*
#1	$65.00	$0	N/A	$95.00	$0.225	N/A
#2	$100.00	—*	$10.225	$50.00	$0	N/A
#3	N/A	N/A	N/A	$65.00	$0	N/A
#4	N/A	N/A	N/A	$70.00	$0	N/A
#5	N/A	N/A	N/A	$80.00	$0.225	N/A
#6	N/A	N/A	N/A	$75.00	$0.225	N/A
#7	N/A	N/A	N/A	$70.00	$0	N/A
#8	N/A	N/A	N/A	$125.00	—*	$10.225
9	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price of one ETF Share is greater than or equal to the initial share price and the securities are redeemed as a result.
▪
In Example 1, the securities are automatically redeemed following the second determination date as the closing price of one ETF Share on the second determination date is equal to the initial share price.  As the closing price of one ETF Share on the first determination date is less than the downside threshold level, no contingent quarterly payment was made with respect to that date.  Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.225 = $10.225
In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent quarterly payments.
▪
In Example 2, the securities are automatically redeemed following the eighth determination date as the closing price of one ETF Share on the eighth determination date is greater than the initial share price.  As the closing price of one ETF Share on each of the first, fifth and sixth determination dates is greater than the downside threshold level, you

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
receive the contingent quarterly payment of $0.225 with respect to each of those determination dates.  Following the eighth determination date, you receive an early redemption payment of $10.225, which includes the contingent quarterly payment with respect to the eighth determination date.
In this example, the early redemption feature limits the term of your investment to approximately 24 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent quarterly payments.  Further, although the ETF Shares have appreciated by 25% from the initial share price on the eighth determination date, you only receive $10.225 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $10.90 per security.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$65.00	$0	N/A	$45.00	$0	N/A
#2	$70.00	$0	N/A	$60.00	$0	N/A
#3	$60.00	$0	N/A	$57.50	$0	N/A
#4	$55.00	$0	N/A	$65.00	$0	N/A
#5	$45.00	$0	N/A	$70.00	$0	N/A
#6	$40.00	$0	N/A	$60.00	$0	N/A
#7	$45.00	$0	N/A	$65.00	$0	N/A
#8	$55.00	$0	N/A	$55.00	$0	N/A
#9	$62.50	$0	N/A	$45.00	$0	N/A
Final Determination Date	$40.00	$0	N/A	$75.00	—*	N/A
Payment at Maturity	$4.00			$10.225
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.
▪
In Example 3, the closing price of one ETF Share remains below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of one ETF Share.  As the final share price is less than the downside threshold level, you receive a cash payment at maturity calculated as follows:

stated principal amount × share performance factor = $10 × ($40.00 / $100.00) = $4.00
In this example, the payment you receive at maturity is significantly less than the stated principal amount.
▪
In Example 4, the closing price of one ETF Share decreases to a final share price of $75.00.  Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$10 + $0.225 = $10.225
In this example, although the final share price represents a 25.00% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.225 per security at maturity.
The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying product supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.
▪
The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of one ETF Share, as compared to the initial share price, on a 1-to-1 basis and you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount times the share performance factor.  In this case, your payment at maturity will be less than 75% of the stated principal amount and could be zero.

▪
You will not receive any contingent quarterly payment for any quarterly period where the closing price of one ETF Share on the relevant determination date is less than the downside threshold level.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest.  Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the closing price of one ETF Share on the relevant determination date is greater than or equal to the downside threshold level.  If the closing price of one ETF Share is below the downside threshold level on any determination date, you will not receive a contingent quarterly payment for the relevant quarterly period.  It is possible that the closing price of one ETF Share could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.  If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on one of our conventional debt securities of comparable maturity.

▪
The contingent quarterly payment is based solely on the closing prices of one ETF Share on the specified determination dates.  Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price of one ETF Share on that determination date.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date.  Moreover, because the contingent quarterly payment is based solely on the closing price of one ETF Share on a specific determination date, if that closing price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing price of one ETF Share was higher on other days during the term of the securities.

▪
The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities.  Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪
As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities.  If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪
Investors will not participate in any appreciation of the ETF Shares.  Investors will not participate in any appreciation of the ETF Shares from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price of one ETF Share is greater than or equal to the downside threshold level, if any.

▪
Early redemption risk.  The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities.  If the securities are redeemed prior to

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
maturity, you will receive no more contingent quarterly payments and you may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪
Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  The calculation agent has determined the initial share price and the downside threshold level and will determine the final share price and whether the closing price of one ETF Share on any determination date is greater than or equal to the initial share price or is below the downside threshold level.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares and any anti-dilution adjustments, may affect the payment to you at maturity or whether the securities are redeemed early.  In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities.  It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪
The estimated value of the securities is lower than the original issue price (price to public) of the securities.  The estimated value of the securities is only an estimate determined by reference to several factors.  The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪
The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.  The estimated value of the securities is determined by reference to internal pricing models of our affiliates.  This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions.  See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪
The estimated value of the securities is derived by reference to an internal funding rate.  The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities.  See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪
The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.  We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period.  Accordingly, the estimated value of

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪
Secondary market prices of the securities will likely be lower than the original issue price of the securities.  Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities.  As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.  See “— Secondary trading may be limited” below.
▪
Secondary market prices of the securities will be impacted by many economic and market factors.  The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one ETF Share, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the prices of the ETF Shares;
o	the time to maturity of the securities;
o
whether the closing price of one ETF Share has been, or is expected to be, less than the downside threshold level on any determination date and whether the final share price is expected to be less than the downside threshold level;

o	the likelihood of an early redemption being triggered;
o	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;
o	interest and yield rates in the market generally;
o
the exchange rates and the volatility of the exchange rate between the U.S. dollar and the currencies in which the non-U.S. equity securities underlying the ETF Shares trade and the correlation among those rates and the price of one ETF Share;

o	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
o	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.
▪
Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the ETF Shares, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the underlying index or the stocks underlying the ETF Shares or the underlying index.

▪
Adjustments to the ETF Shares or the underlying index could adversely affect the value of the securities.  Those responsible for calculating and maintaining the ETF Shares and the underlying index can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index.  Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the securities.

▪
There are risks associated with the ETF Shares.  Although the ETF Shares are listed for trading on a securities exchange and a number of similar products have been traded on a securities exchange for varying periods of time,

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there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market.  The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the securities.
▪
The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share.  The ETF does not fully replicate the underlying index and may hold securities different from those included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index.  All of these factors may lead to a lack of correlation between the performance of the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of the ETF Shares may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares.  As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share.  For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index as well as its net asset value per ETF Share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.
▪
Risks associated with the oil services sector.  All or substantially all of the equity securities held by the ETF are issued by companies whose primary line of business is directly associated with the oil services sector.  As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The profitability of companies in the oil services sector is related to worldwide energy prices, including all sources of energy, and exploration and production costs.  The price of energy, the earnings of companies in the oil services sector, and the value of these companies’ securities have recently experienced significant volatility.  Additionally, the price of oil has also recently experienced significant volatility and has declined significantly, which may materially impact companies operating in the oil services sector.  These companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, the imposition of import controls, world events, actions of the Organization of Petroleum Exporting Countries, negative perception and publicity, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business.  The values of securities of oil services companies are subject to swift price and supply fluctuations caused by events relating to international politics, including political instability, expropriation, social unrest and acts of war, energy conservation, the success of exploration projects and tax and other governmental regulatory policies.  Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

The oil services sector is exposed to significant and numerous operating hazards.  Oil services companies’ operations are subject to hazards inherent in the oil and gas industry, such as fire, explosion, blowouts, loss of well control, oil spills, pipeline and equipment leaks and ruptures and discharges or releases of toxic or hazardous gases.  Oil and gas exploration and production can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate.  The revenues of oil services companies may be negatively affected by contract termination and renegotiation.  In the oil services sector, it is customary for contracts to provide for either automatic termination or termination at the option of the customer if the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of events beyond the control of either party or because of equipment breakdowns.  In periods of depressed market conditions, the customers of oil services

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companies may not honor the terms of existing contracts and may terminate contracts or seek to renegotiate contract rates and terms to reduce their obligations.
Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations.  Oil exploration and production companies may also be adversely affected by environmental damage claims and other types of litigation.  Laws and regulations protecting the environment may expose oil services companies to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed.  Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas.  The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in interest rates, changes in foreign regulations and other risks inherent to international business.  Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States.  Some of the companies in the oil services sector are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results.  The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business.  In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses.  Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.
These factors could affect the oil services sector and could affect the value of the equity securities held by the ETF and the price of the ETF Shares during the term of the securities, which may adversely affect the value of your securities.
▪
The securities are subject to risks associated with securities issued by non-U.S. companies.  A portion of the equity securities underlying the ETF Shares have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

▪
Owning the securities is not the same as owning the ETF Shares.  Owning the securities is not the same as owning the ETF Shares.  Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the securities.  If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the securities may not increase comparably, if at all.  It is possible for the closing price of one ETF Share to increase moderately while the value of the securities declines.

▪
The anti-dilution protection for the ETF Shares is limited.  The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares.  However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the ETF Shares.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and, as a result, the downside threshold level, which is the price at or above which the ETF Shares must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the ETF Shares at maturity.  Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the ETF Shares on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪
Secondary trading may be limited.  The securities will not be listed on a securities exchange.  There may be little or no secondary market for the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  JPMS may act as a market maker for the securities, but is not required

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to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS.  The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected.  Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Consideration.  The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

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VanEck Vectors® Oil Services ETF Overview
The VanEck Vectors® Oil Services ETF is an exchange-traded fund of the VanEck Vectors® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index.  Information provided to or filed with the SEC by the Market Vectors ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information regarding the VanEck Vectors® Oil Services ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information about the VanEck Vectors® Oil Services ETF, see the information set forth in Annex A in this pricing supplement.
Information as of market close on March 23, 2018:
Bloomberg Ticker Symbol:	OIH	52 Week High (on 4/10/2017):	$31.23
Current Closing Price:	$24.14	52 Week Low (on 8/17/2017):	$21.76
52 Weeks Ago (on 3/23/2017):	$29.91

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 1, 2013 through March 23, 2018.  The closing price of one ETF Share on March 23, 2018 was $24.14. The associated graph shows the closing prices of one ETF Share for each day in the same period.  We obtained the closing price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions, such as stock splits.
The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share at any time, including on the determination dates.
The VanEck Vectors® Oil Services ETF	High	Low	Period End
2013
First Quarter	$44.88	$39.76	$42.91
Second Quarter	$45.66	$39.68	$42.78
Third Quarter	$48.32	$43.31	$47.08
Fourth Quarter	$50.82	$46.82	$48.07
2014
First Quarter	$50.33	$44.71	$50.33
Second Quarter	$57.76	$49.04	$57.76
Third Quarter	$57.68	$49.61	$49.61
Fourth Quarter	$48.20	$33.97	$35.92
2015
First Quarter	$36.84	$31.73	$33.71
Second Quarter	$39.04	$33.97	$34.90
Third Quarter	$33.87	$26.61	$27.48
Fourth Quarter	$32.54	$25.72	$26.45
2016
First Quarter	$27.93	$21.35	$26.61
Second Quarter	$30.87	$25.45	$29.25
Third Quarter	$30.05	$26.32	$29.28
Fourth Quarter	$35.09	$27.49	$33.35
2017
First Quarter	$35.01	$29.46	$30.81
Second Quarter	$31.23	$24.13	$24.79
Third Quarter	$26.22	$21.76	$26.07

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The VanEck Vectors® Oil Services ETF	High	Low	Period End
Fourth Quarter	$26.07	$23.35	$26.05
2016
First Quarter (through March 23, 2018)	$29.37	$23.75	$24.14

The VanEck Vectors® Oil Services ETF – Daily Closing Prices* January 2, 2013 to March 23, 2018
*The dotted line in the graph indicates the downside threshold level, equal to 75% of the initial share price.
This document relates only to the securities offered hereby and does not relate to the ETF Shares.  We have derived all disclosures contained in this document regarding the VanEck Vectors® Oil Services ETF from the publicly available documents described in the first paragraph under this “VanEck Vectors® Oil Services ETF Overview” section, without independent verification.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the VanEck Vectors® Oil Services ETF.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the VanEck Vectors® Oil Services ETF is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “VanEck Vectors® Oil Services ETF Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the VanEck Vectors® Oil Services ETF could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.
Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.
The MVIS® US Listed Oil Services 25 Index.  The MVIS® US Listed Oil Services 25 Index is designed to track the performance of the largest and most liquid U.S. exchange listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector.  For additional information about the MVIS® US Listed Oil Services 25 Index, see the information set forth under “The MVIS® US Listed Oil Services 25 Index” in Annex A in this pricing supplement.

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Additional Information about the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.

Minimum ticketing size:	$1,000/100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:
The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities.  The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.
The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities.  See “Risk Factors — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:
For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities.  The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates.  See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I.  In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax

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Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the notice described above.
Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.
FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the securities that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the securities are recharacterized, in whole or in part, as debt instruments, or contingent quarterly payments if they are otherwise treated as FDAP Income). If the securities are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.
In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:
The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities.  See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “VanEck Vectors® Oil Services ETF Overview” in this document for a description of the market exposure provided by the securities.
The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.
We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”).  For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).  Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Validity of the securities and the guarantee:
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement.
This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities

• Product supplement no. MS-1-I dated June 3, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
• Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
Annex A
The VanEck Vectors® Oil Services ETF
All information contained in this pricing supplement regarding the VanEck Vectors® Oil Services ETF (the “Oil Services Fund”) has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, VanEck Vectors® ETF Trust (the “VanEck Trust”) and Van Eck Associates Corporation (“Van Eck”).  Van Eck is currently the investment adviser to the Oil Services Fund.  The Oil Services Fund is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “OIH.”
The Oil Services Fund seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index (the “Oil Services Index”).  For more information about the Oil Services Index, please see “The MVIS® US Listed Oil Services 25 Index” below.
The Oil Services Fund uses a “passive” or indexing investment approach to attempt to approximate the investment performance of the Oil Services Index by investing in a portfolio of securities that generally replicates the Oil Services Index.
The Oil Services Fund’s return may not match the return of the Oil Services Index for a number of reasons. For example, the Oil Services Fund incurs a number of operating expenses not applicable to the Oil Services Index and incurs costs associated with buying and selling securities, especially when rebalancing the Oil Services Fund’s securities holdings to reflect changes in the composition of the Oil Services Index.  The Oil Services Fund also bears the costs and risks associated with buying and selling securities while such costs and risks are not factored into the return of the Oil Services Index.  In addition, the Oil Services Fund may not be able to invest in certain securities included in the Oil Services Index, or invest in them in the exact proportions in which they are represented in the Oil Services Index, due to legal restrictions or limitations imposed by the governments of certain countries, a lack of liquidity on stock exchanges in which such securities trade, potential adverse tax consequences or other regulatory reasons.  To the extent the Oil Services Fund calculates its net asset value based on fair value prices and the value of the Oil Services Index is based on securities’ closing prices (i.e., the value of the Oil Services Index is not based on fair value prices), the Oil Services Fund’s ability to track the Oil Services Index may be adversely affected.  For tax efficiency purposes, the Oil Services Fund may sell certain securities, and such sale may cause the Oil Services Fund to realize a loss and deviate from the performance of the Oil Services Index.  In light of the factors discussed above, the Oil Services Fund’s return may deviate significantly from the return of the Oil Services Index.
The VanEck Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil Services Fund.  Information provided to or filed with the SEC by the VanEck Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the VanEck Trust, Van Eck and the Oil Services Fund, please see the Oil Services Fund’s prospectus.  In addition, information about the VanEck Trust and the Oil Services Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website at www.vaneck.com.  Information contained in the Van Eck website and in the Oil Services Fund’s prospectus is not incorporated by reference in, and should not be considered a part of, this pricing supplement.
The MVIS® US Listed Oil Services 25 Index
All information contained in this pricing supplement regarding the Oil Services Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, MV Index Solutions GmbH (“MVIS”).  The Oil Services Index was developed by MVIS and is maintained and published by MVIS.  The Oil Services Index is calculated by Solactive AG.  MVIS has no obligation to continue to publish, and may discontinue the publication of, the Oil Services Index.
The Oil Services Index is reported by Bloomberg L.P. under the ticker symbol “MVOIH.”

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
The Oil Services Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector.  The Oil Services Index was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000.
Index Composition and Maintenance
The Index Universe
The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing.  Limited partnerships are excluded.   Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.
Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.
Investable Index Universe
Only companies with a free-float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion.
In addition to the above, stocks that are currently not in the Oil Services Index must meet the following size and liquidity requirements:
•	a full market capitalization exceeding US$150 million;
•	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and
•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.
For stocks already in the Oil Services Index the following applies:
•	a full market capitalization exceeding US$75 million; and
•	a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at previous two reviews)
•	In addition, a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or
•	at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.
•
In case the number of investable stocks drops below the minimum component number for the Oil Services Index, additional companies are flagged eligible by MVIS’s decision until the number of eligible stocks equals the minimum component count.

Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible.  MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.
In case the free-float market capitalization of a non-component share line:
•	exceeds the free-float market capitalization of a share line of the same company which is an index component by at least 25%; and
•	fulfills all size and liquidity eligibility criteria for non-components, the current component share line will be replaced by the larger one.  MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
Index Constituent Selection
The Oil Services Index is reviewed on a semi-annual basis in March and September.
The target coverage of the Oil Services Index is 25 companies from the investable universe.  Oil Services Index constituents are selected using the following procedure:
(1)	The largest 50 stocks (by full market capitalization) from the investable universe qualify.
(2)
The 50 stocks are ranked in two different ways — by free-float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank “1”).  These two ranks are added up.

(3)	The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.
a.	Initially, the highest ranked 25 companies made up the Oil Services Index.
b.
On-going, a 10-40 buffer is applied: the highest ranked 10 companies qualify.  The remaining 15 companies are selected from the highest ranked remaining current Oil Services Index components ranked between 11 and 40.  If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.

Review Schedule
The reviews for the Oil Services Index are based on the closing data on the last business day in February and August. If a company does not trade on the last business day in February or August, the last available price for this company will be used.
The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September.  Changes to the Oil Services Index are implemented and based on the closing prices of the third Friday in March or September.  If the third Friday is not a business day, then the review will take place on the last business day before the third Friday.  If a constituent of the Oil Services Index does not trade on the third Friday in March or September, then the last available price for that index constituent will be used.  Changes become effective on the next business day.
For purposes of this annex, “business day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt.
Ongoing Maintenance
In addition to the periodic reviews, the Oil Services Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the Oil Services Index components.
Replacements.  For all corporate events that result in a stock deletion from the Oil Services Index, the deleted stock will be replaced with the highest ranked non-component on the most recent replacement list.   The replacement stock will be added at the same weight as the deleted stock.  Only in case of a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme.
Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date).  Simple share/float changes are implemented after a 3-day notice period.
Initial Public Offerings (IPOs) and Spin-Offs.  An IPO stock is eligible for fast-track addition to the index universe for the Oil Services Index once, either at the next semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the Oil Services Index the IPO stock has to meet the size and liquidity requirements:
•	the IPO must have a full market capitalization exceeding US$150 million;

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
•	the IPO must have a free-float factor of at least 10%;
•	the IPO must have an average-daily-trading volume of at least US$1 million; and
•	the IPO must have traded at least 250,000 shares per month (or per 22 days).
This rule is applicable for newly spun-off companies as well.
Changes due to Mergers & Takeovers.  A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction.  The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).
•
If an Oil Services Index component merges with or takes over another Oil Services Index component: The surviving stock remains in the Oil Services Index and the other stock is deleted immediately from the Oil Services Index. Its shares and float are adjusted according to the terms of the merger/takeover.  The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.

•
If an Oil Services Index component merges with or takes over a non-Oil Services Index component: If the surviving stock meets the Oil Services Index requirements, then it remains in the Oil Services Index and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the Oil Services Index requirements, then it is deleted immediately from the Oil Services Index.

•
If a non-Oil Services Index component merges with or takes over an Oil Services Index component: If the surviving stock meets the Oil Services Index requirements, then it will be added to the Oil Services Index (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current Oil Services Index component.  If the surviving stock does not meet the Oil Services Index requirements, then it will not be added to the Oil Services Index and the current Oil Services Index component is deleted immediately from the Oil Services Index.

Changes due to Spin-Offs.  Each spin-off stock is immediately added to the Oil Services Index for at least two trading days. If a spin-off company does not qualify for the Oil Services Index, it will be deleted based on its closing price.  Shares and floats of the surviving companies are adjusted according to the terms of the spin-off.
Additions due to Replacements.  In case the number of Oil Services Index components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.
Index Calculation
The value of the Oil Services Index is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:
where (for all stocks (i) in the Oil Services Index):
pi = stock price (rounded to four decimal places);
qi = number of shares;
ffi = free-float factor (rounded to two decimal places);
fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);
cfi = company-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
M = free-float market capitalization of the Oil Services Index; and
D = divisor (rounded to six decimal places).
Free-Float
The Oil Services Index is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation.  At times, other adjustments are made to the share count to reflect foreign ownership limits.  These are combined with the block-ownership adjustments into a single factor.  To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result.  Free-float factors are reviewed quarterly.
Company-Weighting Cap Factors
Companies in the Oil Services Index are weighted according to their free-float market capitalization, as modified by the company-weighting cap factors.   The Oil Services Index used the company-weighting cap factors to ensure diversification to avoid overweighting.  The company-weighting cap factors are reviewed quarterly and applied, if necessary.  The following weighting scheme applies to the Oil Services Index:
(1)	All Oil Services Index components are weighted by their free-float market capitalization.
(2)	All companies exceeding 4.5% but at least the largest five companies are grouped together (so called “Large-Weights”) and all other companies are grouped together as well (so called “Small-Weights“).
(3)	The aggregated weighting of the Large-Weights is capped at 50%:
a.
Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%; at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.

b.
Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be re-distributed proportionally across all other remaining Oil Services Index constituents in the Large-Weights.

c.
Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other remaining Oil Services Index constituents in the Small-Weights.

Divisor Adjustments
Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the Oil Services Index) should not change the level of the Oil Services Index.  This is accomplished with an adjustment to the divisor.  Any change to the stocks in the Oil Services Index that alters the total market value of the Oil Services Index while holding stock prices constant will require a divisor adjustment.
 where ΔMC is the difference between closing market capitalization and adjusted closing market capitalization of the Oil Services Index.
Data Correction
Incorrect or missing input data will be corrected immediately.
Corporate Action Related Adjustments

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities
Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted.  Implementation takes place on the ex-date.
Special cash dividend pi, adjusted = pi – (Dividend x (1 – Withholding Tax))	Divisor change: Yes
Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: Yes
Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes
Stock dividend of a different company security Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due September 28, 2020 Based on the Performance of the VanEck Vectors® Oil Services ETF Principal at Risk Securities

Spin-offs Shareholders receive “B” new shares for every “A” share held.	Divisor change: Yes
Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes
Changes in shares outstanding/free-float
Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration.  Share changes will not be implemented in the week between review announcement and implementation.
Divisor change: Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes
With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution).  The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the Oil Services Index.
Corporate actions are announced at least four days prior to implementation.

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